ACQUISITION AGREEMENT
                                  BY AND AMONG
                       CONTINENTAL WASTE INDUSTRIES, INC.
                    STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.
                                       AND
                               THE STOCKHOLDERS OF
                    STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.



                         -------------------------------
                              DATED: APRIL 11, 1996
                        --------------------------------

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                                TABLE OF CONTENTS
                                                                            Page

1.   THE EXCHANGE..............................................................1
         1.1 The Exchange of Shares............................................1
         1.2 Short-Term Assets and Closing Adjustments.........................2
2.   CLOSING AND DELIVERIES AT THE CLOSING.....................................2
         2.1 Closing Time and Place............................................2
         2.2 Deliveries at Closing.............................................2
3.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.............................5
         3.1 Organization, Standing and Qualification..........................5
         3.2 Capitalization....................................................5
         3.3 Authority for Agreement...........................................5
         3.4 No Breach or Default..............................................5
         3.5 Subsidiaries......................................................6
         3.6 Financial Statements..............................................6
         3.7 Liabilities.......................................................6
         3.8 Conduct of Business ..............................................7
         3.9 Permits and Licenses..............................................7
         3.10 Receivables......................................................8
         3.11 Fixed Assets ....................................................8
         3.12 Disposal of Assets...............................................8
         3.13 Contracts and Agreements; Adverse Restrictions ..................8
         3.14 Insurance........................................................9
         3.15 Personnel........................................................9
         3.16 Benefit Plans ...................................................9
         3.17 Taxes...........................................................10
         3.18 Articles of Incorporation and Bylaws............................10
         3.19 Customers, Billings and Current Receipts........................10
         3.20 No Change ......................................................10
         3.21 Bank Accounts ..................................................11
         3.22 Compliance with Laws ...........................................12
         3.23 Environmental Compliance....................................... 12
         3.25 Real Property ..................................................14
         3.27 Accurate and Complete Records...................................16
         3.28 No Misleading Statements .......................................16
         3.29 Knowledge ......................................................16

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER..............................16
         4.1  Existence and Good Standing.....................................16
         4.2  Authorization of Agreement......................................16
         4.3  Litigation......................................................16
         4.4  No Misleading Statements........................................16
5.   COVENANTS OF STOCKHOLDERS................................................17
         5.1  Access; Confidential Information................................17
         5.2  Operations......................................................17
         5.3  No Change.......................................................18
         5.4  Notice..........................................................18
         5.5  Exclusivity of Negotiations.....................................18
6.   COVENANTS OF CWI.........................................................19
         6.1  Consents........................................................19
         6.2  Tax and Other Records...........................................19
         6.3  Nondisclosure of Confidential Information.......................19
7.   INDEMNIFICATION..........................................................19
         7.1  Stockholder Indemnities.........................................19
         7.2  Purchaser's Indemnities.........................................20
         7.3  Notice of Indemnity Claim.......................................21
         7.4  Right of Set-Off................................................21

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8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF CWI...............................22
         8.1  ISRA and Related Environmental Compliance.......................22
         8.2  Accuracy of Representations; Performance of Covenants...........23
         8.3  Closing Deliveries..............................................23
         8.4  Governmental Consents; No Litigation............................23
         8.5  No Material Adverse Change......................................23
         8.6  Liabilities.....................................................23
         8.7  Material Contracts..............................................24
         8.8  Resignations....................................................24
         8.9  Releases........................................................24
         8.10 Certificate of Good Standing....................................24
         8.11 Necessary Filings...............................................24
         8.12 Liens...........................................................24
         8.13 Due Diligence...................................................24
         8.14 Simultaneous Closings...........................................24
         8.15 Assignment of Recycling and Lomac Purchase Options..............24
         8.16 Transitional Management.........................................24
9.   CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS......................25
         9.1  Accuracy of Representations.....................................25
         9.2  Closing Deliveries..............................................25
10.  JOINT COVENANTS OF CWI AND STOCKHOLDERS..................................25
         10.1 Delivery of U.C.C. Search Documents.............................25
         10.2 Diligence Towards Closing.......................................25
         10.3 Notice of Untrue or Inaccurate Representations..................25
         10.4 Post-Closing Covenants..........................................26
11.  TERMINATION OF AGREEMEN..................................................26
         11.1 Mutual Consent..................................................26
         11.2 Failure to Fulfill Respective Conditions........................26
         11.3 Misrepresentation...............................................26
         11.4 Notice and Effect of Termination................................26
12.  COMPLIANCE WITH REQUIREMENTS OF SECURITIES LAWS..........................27
         12.1 Unregistered Stock..............................................27
         12.2 Restrictive Legend..............................................27
         12.3 Stockholders' Representations and Warranties....................27
13.  POST-CLOSING COVENANTS OF STOCKHOLDERS AND CWI...........................28
         13.1 Restrictive Covenants...........................................29
         13.2 Rights and Remedies Upon Breach ................................30
14.  POST-CLOSING COVENANTS OF PURCHASER......................................30
         14.1 Tax and Other Records...........................................30
         14.2 Continuing Liability for Obligations to Stockholders............30
         14.3 Compliance with all Consent Orders and Closure Agreements.......30
         14.4 Mutual Cooperation..............................................30
15.  GENERAL..................................................................30
         15.1 Additional Conveyances..........................................30
         15.2 Assignment......................................................30
         15.3 Public Announcements............................................30
         15.4 Counterparts....................................................31
         15.5 Notices.........................................................31
         15.6 Applicable Law..................................................31
         15.7 Payment of Fees and Expenses....................................31
         15.8 Incorporation by Reference......................................31
         15.9 Captions........................................................32
         15.10 Number and Gender of Words.....................................32
         15.11 Entire Agreement...............................................32
         15.12 Survival of Representations....................................32
         15.13 Effective Date.................................................32
         15.14 Predecessors...................................................32
LIST OF SCHEDULES.............................................................32

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                              ACQUISITION AGREEMENT


                  THIS ACQUISITION AGREEMENT (the "Agreement") is made April 11, 1996, by and among CONTINENTAL WASTE INDUSTRIES, INC., a Delaware corporation ("CWI" or "Purchaser"), STATEWIDE ENVIRONMENTAL CONTRACTORS, INC., a New Jersey corporation ("Statewide") and MARY LEMMO, NICHOLAS LEMMO, MAURICE KIRCHOFER, DON
J. LOTANO, FRANK J. LOTANO AND ARLINE LOTANO, individuals, (individually "Stockholder" and collectively, "Stockholders"), who are the owners of all of the issued and outstanding shares of the capital stock of Statewide, being the corporation to be acquired hereby.

                  WHEREAS, Stockholders own and will own on the Closing Date (as defined in Section 2 below), all of the issued and outstanding stock of Statewide, which they desire to exchange pursuant to the terms, conditions and covenants of this Agreement, solely for shares of voting Common Stock of CWI, as hereinafter provided; and

                  WHEREAS, CWI desires to acquire all of the issued and outstanding capital stock of Statewide from Stockholders, solely in exchange for shares of voting common stock of CWI (the "CWI Stock"), as hereinafter provided;

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.       THE EXCHANGE

     1.1 The Exchange of Shares. At the "Closing" (as defined in Section 2, below), provided that all conditions precedent to closing the transactions contemplated by this Agreement have been satisfied by CWI, Stockholders agree to deliver or cause to be delivered to CWI all of the issued and outstanding capital stock of Statewide (the "Company Stock"), being the number of shares of Company Stock set forth opposite their respective names on Schedule 1.1 Schedule
1.1 annexed hereto. At the Closing, in exchange for Company Stock, provided that all conditions precedent to closing the transactions contemplated by this Agreement have been satisfied by Statewide and Stockholders, CWI shall issue to Stockholders shares of CWI Stock having a dollar value of Three Million Five Hundred Thousand ($3,500,000) Dollars, exclusive of the "Permissible Debt" as defined below, and subject to adjustment as provided herein. If the average closing price of the CWI Stock for the five trading days immediately prior to the Closing Date ("Average Trading Price") is Eleven and 50/100 Dollars ($11.50) per share, or higher, CWI shall issue to Stockholders 304,348 shares of CWI Stock; however, if the Average Trading Price is less than $11.50, then the number of shares of CWI Stock to be issued to Stockholders under this Agreement shall be determined by dividing the Average Trading Price into $3,500,000. The number of shares of CWI Stock to be issued to each Stockholder shall be the number shown on Schedule 1.1. Stockholders have represented and warranted hereinbelow that the aggregate debt of Statewide on the Closing Date will not exceed Two Million ($2,000,000) Dollars (the "Permissible Debt"). Permissible Debt is to be retired by CWI on the Closing Date. In the event that the actual debt of Sdollar amount of such excess against the cash and/or note portion of any consideration payable by CWI or its subsidiaries or affiliates to Stockholders of Recycling Industries, Inc., a New Jersey corporation
("Recycling") and/or the partners of Lomac Realty, a New Jersey partnership ("Lomac"), pursuant to the simultaneous acquisition of Recycling by CWI and the assets of Lomac by Karat Corp. or its nominee on the Closing Date.tatewide on the Closing Date exceeds the Permissible Debt and Stockholders shall fail to otherwise retire such excess debt out of their own funds on the Closing Date, CWI shall offset the

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     1.2 Short-Term Assets and Closing  Adjustments.  Stockholders  shall retain all cash on hand and accounts receivable (other than pre-paid hauling fees) as of the Closing Date. The parties hereto will adjust the pre-paid hauling fees and the trade accounts payable, and, as applicable, other current assets and current payables, within forty five (45) days of the Closing Date (as hereinafter defined). CWI will assume the lease obligations for that certain 1996 Mack truck, which obligations shall be excluded from the calculation of the Permissible Debt as described in Section 1.1, above.

2.       CLOSING AND DELIVERIES AT THE CLOSING

     2.1 Closing Time and Place. The consummation of the transactions contemplated hereby and under the Transaction Documents (as hereinafter defined) (the "Closing") shall be held at the offices of Lowenstein, Sandler, Kohl, Fisher & Boylan, 65 Livingston Avenue, Roseland, New Jersey 07068, on April 30, 1996 at a time mutually convenient to the parties (the "Closing Date"), or at such later date as may be mutually agreed among the parties.

     2.2 Deliveries at Closing.

          (a) Exchange of Consideration.

               (i) Stockholders shall deliver to CWI, all outstanding certificates representing shares of Company Stock, free and clear of any and all liens, security interests, claims and encumbrances of every kind, and shall, upon delivery of such certificates, be entitled to receive certificates evidencing in the aggregate 304,348 shares of CWI Stock; and

                         (ii) CWI shall deliver to Stockholders the certificates
                    representing 304,348 shares of CWI Stock in the proportions set forth on Schedule 1.1.

               (b) Stock Certificates. Stockholders shall deliver the certificates representing Company Stock, duly endorsed in blank by Stockholders listed on Schedule 1.1, or accompanied by stock powers duly executed and affixed thereto. Stockholders agree to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to Company Stock or with respect to the stock powers accompanying any Company Stock;

               (c) Creditors' Pay-Off Letters and Termination Statements. Prior to the Closing Date, Stockholders shall deliver letters from all creditors indicating pay-off amounts as of the Closing Date, as well as wire transfer information. Stockholders shall also prepare and deliver UCC-3 termination statements with respect to all debt to be retired, together with certificates from creditors that any debts to be assumed by Purchaser are current as of the Closing Date;


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               (d) Certificate of Incorporation and Good Standing.  Stockholders
          shall have delivered to Purchaser certified Articles of Incorporation and a certificate, dated as of a recent date, duly issued by the State of New Jersey, showing that Statewide is authorized to do business in the State of New Jersey, together with the minute books and stock ledger of Statewide;

               (e) Permits. Stockholders shall deliver to Purchaser originals, if available, or certified copies of each and every applicable operating license and/or permit, and each and every authorization required by any Governmental Authority to own and operate its waste collection and transportation business, including, but not limited to certificates of public convenience and necessity, transporter licenses and registrations, and approvals under N.J.S.A. 13:1E-126, et seq. ("A901");

               (f) Legal Opinions. Each party shall deliver to the other party an opinion from counsel for such party, dated as of the Closing Date, in a form substantially similar to that annexed hereto as Schedule 2.2(f)Schedules 2.2(f);

               (g) Resignations. Stockholders shall deliver to Purchaser the resignations effective as of the Closing Date of all Officers and Directors of Statewide;

               (h) Insurance Certificates. Statewide shall deliver to Purchaser insurance certificates showing that all insurance relative to Statewide's operation and ownership, including pollution liability insurance, if available, is and remains in force and continuous through the Closing Date, along with proof of payment of all premiums from the inception of the coverage year;

               (i) Evidence of Environmental Compliance. Stockholders shall deliver to CWI a certificate which shall be satisfactory in form and substance to CWI, evidencing environmental compliance pursuant to
          Section 3.23 and Section 8.1 below;

               (j) Certificates of Authorization. Each party shall deliver to the other party the appropriate corporate authorizations for the transactions contemplated hereby;

               (k) Investment Letters. Each Stockholder shall deliver to CWI an Investment Letter Agreement with respect to the CWI Stock exchanged hereby, in a form substantially similar to that annexed hereto as
          Schedule 2.2(k);

               (l) Registration Rights Agreements. CWI shall deliver to each Stockholder a Registration Rights Agreement in a form substantially similar to that annexed hereto as Schedule 2.2(l), setting forth, among other things, the obligation of CWI to register such Stockholders' CWI Stock, at the sole cost and expense of CWI, no later than ninety (90) days following the Closing Date;

               (m) Consulting Agreements. Intentionally omitted.

               (n) Transition Management Agreements. The Transition Management Agreements defined in Section 8.16 herein shall have been executed and delivered by the parties thereto; and


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               (o) Stockholders' Certificates. Stockholders shall deliver to CWI a certificate, dated the Closing Date, in compliance with Section 8.2 and 8.5 below. Additionally, Stockholders shall deliver to CWI a certificate, dated the Closing Date, representing and warranting the validity of the following matters:

                    (i.) Average  Statewide sales during each of the last twelve months have been at least $1,000,000;

                    (ii.) Other than the Notices of  Violation,  copies of which are annexed hereto as Schedule 2.2(o)(ii) Schedule 2.2(o)(ii), Statewide is in environmental compliance as that term is defined in Section 3.23, is not in violation of waste flow control rules or other NJDEP rules pertaining to disposal of waste in or out of state, and is on notice with NJDEP that it is not delivering mixed loads to the Middlesex County landfill;

                    (iii.) Together,  Statewide and Recycling,  process and sell approximately 1,000 tons per month of cardboard, waste paper and metals; and

                    (iv.) Statewide has approximately 1,300 bona fide commercial and industrial customers of which approximately 70% or more are under contracts of a minimum of one year. No one customer represents more than 10% of the revenue of Statewide;

               (p) Consents. Purchaser shall have received such consents as counsel for Purchaser shall determine to be required to enable
          Purchaser to enjoy the benefit of Statewide's leases, agreements, material contracts and the like;

               (q) Releases. Purchaser shall have received general releases in favor of Statewide executed by Stockholders and such other employees of Statewide as Purchaser shall designate. These releases shall not relate to rights or obligations under this Agreement, that certain acquisition agreement dated contemporaneously herewith involving CWI, Recycling, and Stockholders of Recycling (the "Statewide Acquisition Agreement"), that certain agreement of sale dated contemporaneously herewith between Lomac and Karat Corp. (the "Lomac Agreement of Sale"), and all other documents, instruments and agreements executed in connection herewith or therewith (collectively, "Transaction Documents");.

               (r) Records. Purchaser shall have received possession of all corporate, accounting, business, financial, environmental and tax records of Statewide, which records are in the possession and control of Statewide or its officers, directors, shareholders, agents and attorneys;

               (s)  Prepayment of  Indebtedness.  Unless  otherwise  provided in
          Schedule 2.2(s) annexed hereto, on or before the Closing Date, any and all indebtedness owing to Statewide by any Stockholders or from Statewide to any Stockholders have been paid in full. To the extent any such obligation is not extinguished on or before the Closing Date, Purchaser and Statewide shall have received a release and hold harmless agreement from the parties to such obligations;

               (t) Satisfactory Searches. Purchaser shall have received evidence, satisfactory to it as shown by customary uniform commercial code searches, tax lien searches, franchise tax searches and upper and lower court searches that Statewide (a) has good title to its assets, free and clear of all encumbrances, other than those listed in
          Schedule 2.2(t) annexed hereto, and (b) has filed all federal, state and local tax returns which are due and has paid all taxes reflected on these returns;

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               (u) Pension Plan.  Statewide  shall have taken any required steps to remain in compliance with ERISA and the PBGC Rules and Regulations;

               (v) Equipment Leases. Purchaser shall have received evidence satisfactory to it that any equipment leases disclosed on Schedule 2.2(v) annexed hereto have been either terminated or assigned to Purchaser, if such lease is acceptable to Purchaser in its discretion; and

               (w) Pre-Emptive Rights. Purchaser shall have received evidence, satisfactory to Purchaser, that Stockholders do not have pre-emptive rights, or that, if they have pre-emptive rights, all such rights have been honored or waived.

3.       REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

     Stockholders represent and warrant as follows:

     3.1 Organization, Standing and Qualification. Statewide is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. Statewide has full corporate power and authority to own and lease its properties and to carry on its business as now conducted.

     3.2 Capitalization. Annexed hereto as Schedule 3.2 is a true and accurate description of the capitalization of Statewide. All of the issued and outstanding shares of Company Stock are owned beneficially and of record by Stockholders. There are no dividends, due to be paid or in arrears with respect to Company Stock, nor has Statewide ever paid any dividend in any form. At the time of Closing, the Company Stock shall be owned by Stockholders free and clear of all liens, security interests, encumbrances and claims of every kind. Stockholders have full legal right, power and authority to enter into this Agreement. Each share of Company Stock is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of the pre-emptive rights of any past or present stock holder of Statewide. Other than as described in Schedule 3.2, no option, warrant, call, conversion right or commitment of any kind exists which obligates Statewide to issue any of its authorized but unissued capital stock or other equity interest.

     3.3 Authority for Agreement. Stockholders have full right, power and authority to enter into this Agreement and to perform their obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholders and, subject to the due authorization, execution and delivery by Purchaser, constitutes the valid and binding obligation of Stockholders, enforceable against Stockholders in accordance with its terms.

     3.4 No Breach or Default. The execution and delivery by Stockholders of this Agreement, and the consummation by Stockholders of the transactions contemplated hereby, will not:


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          (a) to Stockholders'  knowledge,  result in the material breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party from any obligation under, any mortgage, lease,
     note,  bond,  indenture,  or  material  contract,   agreement,   settlement
     agreement  including  without  limitation  the  Settlement   Agreement  (as
     hereinafter defined), license or other instrument or obligation of any kind or nature to which Statewide is a party, or by which Statewide or any of its assets or business is or may be bound or affected;

          (b) to Stockholders' knowledge, materially violate any law or any order, writ, injunction, or decree of any court, administrative agency or governmental authority; or

          (c) violate the Articles of Incorporation or Bylaws of Statewide.

     3.5 Subsidiaries. Statewide has no subsidiaries, owns no securities of any other corporation or other business entity, and is not a subsidiary or division of another company.

     3.6 Financial Statements. Stockholders have annexed hereto as Schedule 3.6Schedule 3.6, copies of the audited Statements of Earnings, Cash Flows and Retained Earnings for the year ended December 31, 1995 (collectively, with the Balance Sheet, the "Financial Statements"), and the Reviewed Financial
Statements, as prepared by , for the period ended February 29, 1996 (the "Current Balance Sheet"). Except to the extent disclosed therein, the Financial Statements and Current Balance Sheet have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, and the Financial Statements together with the Current Balance Sheet present fairly the financial condition of Statewide as of December 31, 1995 and February 29, 1996 (the "Balance Sheet Date").

     3.7 Liabilities. Schedule 3.7 annexed hereto sets forth, as of the Balance Sheet Date, all material fixed and uncontested liabilities of any kind, character and description, accrued or absolute, and sets forth as to each such liability, the amount of such liability.

          (a) Except as noted on Schedule 3.7, Statewide did not have as of the Balance Sheet Date, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, including but not limited to environmental liabilities, except (i) liabilities, obligations or contingencies which are accrued or reserved against in the Financial Statements, (ii) liabilities and obligations which were incurred after the Balance Sheet Date, and were incurred in the ordinary course of business and consistent with past practices, (iii) obligations arising in the ordinary course of business but which are not of a type required to be reflected in the Financial Statements and (iv) liabilities and obligations that are specifically disclosed herein or in the Schedules annexed hereto or that are contemplated herein but not required to be specifically disclosed because they are not material;

          (b) Except as set forth in Schedule 3.7, there are no lawsuits, or, to the knowledge of Stockholders, legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Stockholders, threatened by or against Statewide or any of its properties, assets, operations or business that involve more than $5,000 in claims or damages.


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     3.8 Conduct of Business. Except as set forth on Schedule 3.8 annexed hereto and referred to in Section 3.20 below, and as set forth in Schedule 3.20 annexed heretoSchedule 3.20 annexed hereto, since February 9, 1996, the date of the Letter of Intent by and among the parties hereto:

          (a) The business of Statewide has been conducted only in the ordinary course; and

          (b) There has been no change in the condition, financial or otherwise, of the assets, liabilities, business or operations of the business of Statewide other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse.

     3.9 Permits and Licenses.

          (a) Stockholders have delivered to Purchaser a list, annexed hereto as
     Schedule 3.9(a)Schedule 3.9(a), together with copies, of all permits, licenses, fuel permits, zoning and land use authorizations and any other similar documents constituting an entitlement or otherwise material to or necessary for the operation of the business by Statewide (collectively the "Governmental Permits"). Except as set forth on Schedule 3.9(a), to Stockholders' knowledge, all of the Governmental Permits set forth on
     Schedule 3.9(a) are adequate for the operation of the business of Statewide as presently constituted and are valid and in full force and effect;

          (b) Except to the extent set forth in Schedule 3.9(a), as of the date of this Agreement, Statewide has provided to Purchaser all material records, notifications, reports, licenses, permit and license applications, engineering studies and environmental impact reports or assessments filed or submitted or, to Stockholders' knowledge, required to be filed or submitted to appropriate Governmental Authorities (as defined below), and all material notifications from such Governmental Authorities relating to any such records, notifications, reports, permits, licenses or applications, all pursuant to federal, state, county or local laws, rules or regulations relating to or necessary for the operation of Statewide's business, the Release or threatened Release of Regulated Substances (as each such capitalized term is defined below) into the environment by Statewide and/or the collection, handling or transportation by Statewide of solid or other waste materials.

          (c)  Except  as  otherwise  set  forth  in  Schedule   3.9(c)  annexed
     hereto:

               (i) As of the date hereof, Statewide is fully licensed, permitted and authorized to carry on its current business under all applicable federal, state, county, and local statutes, orders, approvals, zoning or land use requirements, rules and regulations, including but not limited to the Solid Waste Management Act as amended (N.J.S.A.13:1E-1, et seq.), the Public Utilities law as amended (N.J.S.A. 48:1-1, et seq.), and the Solid Waste Utility Control Act as amended (N.J.S.A. 48:13A-1, et seq.).

               (ii) All activities and operations of Statewide are being and have been conducted in compliance in all material respects with the requirements, standards and conditions set forth in all applicable federal, state, county and local statutes, orders, approvals, permits, registrations, zoning or land use requirements and restrictions, variances, licenses, rules and regulations, including but not limited to the Solid Waste Management Act as amended (N.J.S.A. 13:1E-1, et seq.) the Public Utilities law as amended (N.J.S.A. 48:1-1, et seq.) and the Solid Waste Utilities Control Act as amended (N.J.S.A. 48:13A-1, et seq.), and there are, on the date of this Agreement, no material violations known to Stockholders, nor is there known to Stockholders any material deviation from any provision or requirement of any Governmental Permit;

               (iii) Stockholders know of no circumstances, condition or reason which is likely to be the basis for revocation or suspension of Statewide's Governmental Permits, or of any modification or proposed modification to any Governmental Permit which would limit Statewide's operations, result in a change to the volume limitations or the types of acceptable waste as described in any Governmental Permit other than that contemplated by the pending application for the upgraded transfer permit submitted to the NJDEP by Recycling, or create any geographic limitations on areas from where waste transferred to facilities used by Statewide may originate.

     3.10 Receivables. [See Section 1.2 herein]

     3.11 Fixed Assets. Stockholders have delivered to Purchaser a list annexed hereto as Schedule 3.11, as of the Balance Sheet Date, of substantially all the fixed assets (real or personal) of Statewide, including, without limitation, identification of each vehicle by description and serial number, identification of containers, including compactors and roll off boxes, machinery and equipment used by Statewide in its business, identified by type and amount, and a general description of parts, supplies and inventory. Except as described on Schedule 3.11,

          (a) All of Statewide's containers, vehicles, machinery and equipment necessary for the operation of its business are in substantially the same condition, normal wear and tear excepted, as at the time of Purchaser's inspection on _____________ 1996; and

          (b) All of the motor vehicles and other rolling stock of Statewide are in material compliance with all applicable laws, rules and regulations. To Stockholders' knowledge, all leases of fixed assets are in full force and effect and binding upon the parties thereto. Neither Statewide nor, to the knowledge of Stockholders, any other parties to such leases are in breach of any of the material provisions thereof. All fixed assets are listed on
     Schedule 3.11 and are either owned by Statewide or leased under an agreement reflected on Schedule 3.11.


     3.12 Disposal of Assets. Except as indicated on Schedule 3.8, since the Balance Sheet Date, Statewide has not acquired or sold or otherwise disposed of any properties or assets which, singly or in the aggregate, are material to the operation of Statewide's business as presently constituted.

     3.13  Contracts  and  Agreements;  Adverse   Restrictions.

          (a) Stockholders have delivered to Purchaser a list, annexed hereto as
     Schedule 3.13, together with copies, as of the date of this Agreement, of all material contracts and agreements to which Statewide is a party or by which it or any of its property is bound, including, but not limited to, joint venture or partnership agreements, contracts with any labor organizations, promissory notes, loan agreements, settlement agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts, option agreements, or other security agreements. To Stockholders' knowledge, all such contracts and agreements set forth in
     Schedule 3.13 are in full force and effect and binding upon the parties thereto. Neither Statewide nor, to the knowledge of Stockholders, any other party to any such contract or agreement, including without limitation that certain settlement agreement dated an unspecified date in July of 1991 (the "Settlement Agreement") among Statewide, Recycling, the New Jersey Board of Public Utilities and certain individual parties, are in breach of and to Stock holders' knowledge, none of the parties has threatened to breach any of the material provisions thereof. Schedule 3.13 discloses as to all loan agreements, promissory notes, deeds of trust or security agreements, the full amount of all underlying indebtedness evidenced and/or secured thereby as of the Current Balance Sheet; and

          (b) Except as set forth on Schedule 3.13, to Stockholders' knowledge, there is no outstanding judgment, order, writ, injunction or decree against Statewide, the result of which could materially adversely affect Statewide or the business of Statewide, nor, to the knowledge of Stockholders, has Statewide been notified that any such judgment, order, writ, injunction or decree has been requested.

     3.14 Insurance. Stockholders have delivered to Purchaser a list, annexed hereto as Schedule 3.14, together with copies, as of the date of this Agreement, of all available insurance policies carried by Statewide now or in the past, including those currently in effect and copies of any claims and the resolution of any claims made thereunder. For each insurer providing coverage for any of the contingent or other liabilities listed in Schedule 3.7, each such insurer, if required, has been properly and timely notified of such liability, no reservation of rights letters have been received by Statewide and the insurer has assumed defense of each suit or legal proceeding.

     3.15 Personnel. Stockholders have delivered to Purchaser a list, annexed hereto as Schedule 3.15, as of the date of this Agreement, of all Officers, Directors and employees, by type or classification, of Statewide and, (i) the respective rates of compensation of such employees; (ii) the portions thereof attributable to bonuses, and (iii) any other salary, or, with respect to Officers, Directors and/or employees, any bonus or other payment arrangement made with or promised to any of them which will not have been satisfied as of the Closing Date.

     3.16 Benefit Plans. Stockholders have delivered to Purchaser a list, annexed hereto as Schedule 3.16, as of the date of this Agreement, together with copies, of all employee benefit plans and agreements currently maintained or contributed to by Statewide, including employment agreements and any other agreements containing "golden parachute" provisions, retirement plans, welfare benefit plans and deferred compensation agreements, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on Schedule 3.16, Statewide has no other pension, profit sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plans or arrangements. Except as disclosed on
Schedule 3.16, all employee benefit plans listed on Schedule 3.16 are currently funded and in substantial compliance with all applicable federal statutes, ordinances and regulations. All such plans that are intended to qualify under
Section 401(a) of the Internal Revenue Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of the documents provided in this Section. Except as disclosed on Schedule 3.16, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of the documents provided in this Section. Statewide has incurred no liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor nor any liability to the Pension Benefit Guaranty Corporation ("PBGC") for any employee benefit plan. Statewide has not participated in or made contributions to any "multi-employer plan" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), nor would Statewide or any affiliate be subject to any withdrawal liability with respect to such a plan if any such employer withdrew from such a plan immediately prior to the date of this Agreement. No employee pension benefit plan is underfunded on a termination basis as of the date of this Agreement.

     3.17 Taxes. Statewide has filed, on a timely basis, all requisite federal and state tax and information returns due for all fiscal periods ended on or before the date of this Agreement; and, except as set forth on Schedule 3.17, annexed hereto, there are no open years, examinations in progress or claims against Statewide for federal or state taxes, including penalties and interest, for any period prior to and including the date of this Agreement and no notice of any claim, whether pending or threatened, for taxes has been received, or, if so, such claims have been settled or resolved prior to the date of this Agreement. Copies of (a) any tax examinations, (b) extensions of statutory limitations and (c) Statewide's federal and state income and sales tax returns for its last  three  (3)  fiscal  years  have been  delivered  to  Purchaser  by
Stockholders and are contained in Schedule 3.17. Copies of all other federal, state, and other tax and information returns for the prior three (3) years have been made available to Purchaser and are among the records of Statewide, possession of which will accrue to Purchaser at Closing. Except as set forth on
Schedule 3.17, (x) Statewide has not agreed to any extensions of any statutes of limitations in connection with a federal, state or local income, franchise or sales tax examination, (y) state or local income, franchise or sales tax examinations currently in progress, and (z) Statewide has not been contacted by any federal, state or local taxing authority regarding a prospective examination.

     3.18 Articles of Incorporation and Bylaws. Except as disclosed on Schedule 3.18, annexed hereto, the certified copies of the Articles of Incorporation and By-Laws of Statewide contained therein are true and correct copies of such documents as of the date hereof.

     3.19 Customers, Billings and Current Receipts. Stockholders have delivered to Purchaser a current list, Schedule 3.19 annexed hereto, setting forth:

          (a) The customers Statewide serves on an ongoing basis, including name, location and current billing rate, all as of the Balance Sheet Date; and

          (b) Statewide's accounting of monthly sales for the 12 month period preceding the Closing Date, listed by weight and volume.

     3.20 No Change. Except as set forth on Schedule 3.20 annexed hereto and in connection with the redemption of the shares of the capital stock of Statewide owned by the Estate of Joseph Scalamoni (the "Scalamoni Shares"), with respect to Statewide, since the Balance Sheet Date, there has not been:

          (a) Any material adverse change in its financial condition, assets, liabilities, contingent or otherwise, income, operations or business;

          (b) Any damage, destruction or loss, whether or not covered by insurance, adversely affecting any material portion of its properties or business;

          (c) Any change or agreement to change (i) its stockholders or (ii) ownership of its authorized capital or outstanding securities;

          (d) Any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of Company Stock or any direct or indirect redemption, purchase or other acquisition of any of Company Stock;

          (e) Any increase or bonus or promised increase or bonus in the compensation payable or to become payable by it, in excess of usual and customary practices, to any of its Directors, Officers, employees or agents, or any accrual or arrangement for or payment of any bonus or other special compensation to any employee or any severance or termination pay paid to any of its present or former Officers or other key employees other than in the ordinary course of business and other than a one-time bonus payable to employees as fully described on Schedule 3.20(e), annexed hereto;

          (f) Any labor dispute or any other event or condition of any character, materially adversely affecting its business or future prospects;

          (g) Any sale or transfer, or any agreement to sell or transfer or option, any of its material assets, property or rights to any other person, including, without limitation, Stockholders, other than in the ordinary course of business;

          (h)  Any   cancellation,   or  agreement   to  cancel,   any  material
     indebtedness or other material obligation owing to it, including, without limitation, any indebtedness or obligation of Stockholders;

          (i) Any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (j) Any purchase, acquisition, agreement, plan or arrangement to purchase or acquire, any of its property, rights or assets outside the ordinary course of its businesses;

          (k) Any waiver of any of its material rights or claims;

          (l) Any amendment or termination of any material contract, agreement, license, permit or other right to which it is a party; or

          (m) Except as expressly permitted by this Agreement, any other transaction outside the ordinary course of its business.

     3.21 Bank  Accounts.  Stockholders  have  delivered  to  Purchaser  a list,
Schedule 3.21 annexed hereto, as of the date of this Agreement, of the name of each bank in which Statewide has accounts or safe deposit boxes; the names in which the accounts or boxes are held; the type of account; and the name of each person authorized to draw thereon or have access thereto.

     3.22 Compliance with Laws. Without limitation of any representations or warranties made by Stockholders or Statewide in Section 3.23 or elsewhere in this Agreement, to Stockholders' knowledge, except as disclosed on Schedule 3.22 annexed hereto and in Section 3.9(c) above, as of the date of this Agreement, Statewide has and, as of the Closing Date, Statewide will have, materially com plied with, and is presently in material compliance with, federal, state and local laws, ordinances, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, settlement agreements (including the Settlement Agreement), consent orders and requirements applicable to Statewide (collectively, "Laws"), except for such minor noncompliances which, to Stockholders' knowledge, do not materially adversely affect Statewide. To
Stockholders' knowledge, except as disclosed on Schedule 3.22 and in Paragraph 3.9(c), there has been no assertion by any party that Statewide has violated any Laws.

     3.23 Environmental Compliance. For purposes of this Agreement:

          (a) "Environmental Law" shall mean any Legal Requirement pertaining to
     (i) the protection of health, safety, and the indoor or outdoor environment, (ii) the conservation, management, or use of natural resources or wildlife, (iii) the protection or use of surface water and groundwater,
     (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of, or exposure to, any Regulated Substance or (v) pollution (including any Release to air, land, surface water, and groundwater), including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. 9601 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments (42 U.S.C. 6901 et seq.), the Federal Water Pollution Control Act and the Clean Water Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. 1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Oil Pollution Control Act (33 U.S.C. 2701 et seq.), the Emergency Planning and Community Right-to- Know Act (42 U.S.C. 11001 et seq.), the National Environmental Policy Act (42 U.S.C. 4321 et seq.), the Safe Drinking Water Act (42 U.S.C. 300(f) et seq.), the Industrial Site Recovery Act (N.J.S.A. 13:1K- 6 et seq.), the Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.), the Underground Storage of Hazardous Substances Act (N.J.S.A. 58:10A-21 et seq.), the Toxic Catastrophe Prevention Act (N.J.S.A. 13:1K-19 et seq.), the Worker and Community Right to Know Act (N.J.S.A. 34:5A-1 et seq.), the Pollution Prevention Act (N.J.S.A. 13:D-35 et seq.), the Solid Waste Management Act (N.J.S.A. 13:1E-1 et seq.), the Solid Waste Utility Control Act (N.J.S.A. 48:13A-1 et seq.), the Air Pollution Control Act (N.J.S.A. 26:2C-1 et seq.), the Water Pollution Control Act (N.J.S.A. 58:10A-1 et seq.), the Flood Hazard Control Act (N.J.S.A. 58:16A-50 et seq.), the Freshwater Wetlands Protection Act (N.J.S.A. 12:3-1 et seq.), the Noise Control Act (N.J.S.A. 13:1G-1 et seq.), the Pesticide Control Act (N.J.S.A. 13:1F-1 et seq.), all as amended, and any other federal, state, county or local law or regulation designed to protect public health or the environment, regulate solid or hazardous waste, or protect workers and reduce occupational safety and health hazards;

          (b) "Environmental Claim" shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial, or private in nature) arising (i) pursuant to or connection with an actual or alleged violation of any Environmental law,
     (ii) in connection with any Regulated Substance or actual or alleged Regulated Substance activity, (iii) from any abatement, removal, remedial, corrective or other response action in connection with any Regulated Substance, Environmental Law, or other order of a Governmental Authority or
     (iv) from any actual or alleged injury, threat, or harm to health, safety, natural resources or the environment;

          (c) "Environmental Record" shall mean any document, correspondence, pleading, report, assessment, analytical result, Governmental Approval, or other record concerning any Environmental Claim, any Regulated Substance, compliance or non-compliance with any Environmental Law;

          (d)  "Governmental  Approval"  shall  mean any  permit,  registration,
     license,  variance,  certificate,   consent,  letter,  clearance,  closure,
     exemption, decision, action or approval of any Governmental Authority;

          (e) "Governmental Authority" shall mean any federal, state, regional, county, or local person or body having governmental or quasi-governmental authority;

          (f) "Legal Requirement" shall mean any statute, law, regulation, ordinance, Governmental Approval, injunction, judgment, order, consent decree, settlement, or other requirement of any Governmental Authority;

          (g) "Regulated Substance" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is classified or regulated as a hazardous substance or waste or as a toxic substance under any Environmental Law;

          (h) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment of any Regulated Substance;

          (i) Except as set forth in Schedule 3.23(a) annexed hereto, Statewide and its Stockholders represent and warrant as follows:

               (i) Statewide is in compliance with all applicable federal, state, county, and local Environmental Laws;

               (ii)   Statewide   has  never   engaged   in  the   "generation",
          "treatment", "storage", or "disposal" of any "hazardous waste" as those terms are defined in any Environmental Law;

               (iii) Statewide and its Stockholders have not received and have no knowledge of any present or threatened Environmental Claim against Statewide by any Governmental Authority or private party;

               (iv) To the knowledge of Statewide and Stockholders, there are no facts or circumstances that could form the basis for any Environmental Claim against Statewide by any Governmental Authority or private party;

               (v)  Statewide  has  all  Governmental   Approvals  necessary  to
          lawfully operate its collection, transportation, and other business operations;

               (vi) Other than any tanks identified in Schedule 3.23(a), Statewide does not own or use any underground storage tanks at any property or premises at which it conducts its business;

               (vii) To the knowledge of Statewide and Stockholders, Statewide has not caused or permitted any Release or threatened Release of any Regulated Substance at, on, from or beneath any location at which it conducts its business;

               (viii) No lien has attached to any property interest of Statewide or its Stockholders pursuant to any Environmental Law;

               (ix) No informational request has been issued to Statewide or its Stockholders pursuant to any Environmental Law;

               (x) To the knowledge of Statewide and Stockholders, there are no conditions or circumstances which pose a risk to the environment or the health and safety of persons at any property at which Statewide conducts its business and Statewide has received no OSHA notices or any other notices contrary;

               (xi) Statewide has provided to CWI all Environmental Records concerning Statewide in Statewide's possession, custody or control, or which Statewide could reasonably have obtained;

               (xii) Neither the Business Concern Disclosure Statement 1996 Annual Update (A-901) filed by Statewide in the offices of the NJDEP nor any other disclosures, certificates, statements, reports or applications delivered to any Governmental Authority by or on behalf of Statewide contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

     3.24 Real  Property.  To the knowledge of Statewide and  Stockholders:

          (a) Lomac owns the real property located at premises commonly known as 11 Harmich Road, South Plainfield, New Jersey, shown on the municipal tax map as Lot 27 in Block 255 ("Real Property") and has good and marketable fee simple title thereto, and shall be transferred at Closing free and clear of all claims, liens, charges, encumbrances, leases, easements, rights, reservations, covenants and conditions;

          (b) The Real Property is adequately serviced by all public utilities including, but not limited to, electricity and telephone, as is necessary to the conduct of the business of Statewide as it is being conducted on the date of this Agreement;

          (c) The Real Property is zoned for the purpose for which it is presently used or is not required to be so zoned. There is no plan, study or effort by any governmental authority which in any way affects or could affect the present use or zoning of the land;

          (d) Neither the whole nor any portion of the Real Property, nor the means of ingress thereto or egress therefrom, is subject to any pending condemnation, taking or other similar proceeding by any public authority, and Statewide and Stockholders do not know or have grounds to believe that any such condemnation or taking is threatened or contemplated;

          (e) All easements and rights, including, without limitation, easements for power lines, roadways and other means of ingress and egress, necessary for the use of the Real Property have been obtained;

          (f) All of the buildings, structures, pipelines and pumping systems (the "Improvements") located on the Real Property were constructed in a reasonably good, workmanlike and substantial manner, in substantial conformity with all applicable rules, regulations, laws, restrictive covenants and ordinances applicable at the time of construction. The Improvements are in reasonably good repair, condition and working order, normal wear and tear excepted and, except as disclosed in this Agreement or in schedules to this Agreement: (i) the Real Property is not subject to, and neither Statewide nor Stockholders have received from any Governmental Authority, any notice of zoning, building, fire, safety, environmental protection or health code violations with respect to the Real Property; and
     (ii) no written notice has been given by any insurance company which has issued a policy with respect to any portion of the Real Property or by any board of fire underwriters (or any other body exercising similar functions) requesting the performance of any repairs, replacements, alterations, or other work on or at the Real Property; and

          (g) Since the latest real property assessment, Statewide nor Stockholders have received any notice or information of an increase in the assessed value of the Real Property and the Real Property is not subject to any special assessments and to the best of their knowledge, there are no special assessments contemplated with respect to the Real Property.

     3.25 Accurate and Complete Records. The corporate minute books, stock ledgers, books, ledgers, financial records and other records of Statewide:

          (a) Have been made available to CWI at the Statewide offices;

          (b) To Stockholders' knowledge, have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and

          (c) To Stockholders' knowledge, are reasonably accurate and complete in all material aspects and do not contain or reflect any material discrepancies.

     3.26 No Misleading Statements. To Stockholders' knowledge, the representations and warranties of Stockholders contained in this Agreement and Schedules annexed hereto and all other documents and information furnished to Purchaser and its representatives pursuant hereto are, taken as a whole, accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading as of the Closing Date.

     3.27 Knowledge. Wherever reference is made in this Agreement to the "knowledge" of Stockholders or Statewide, such term means: (a) the actual knowledge of Stockholders, (b) the constructive knowledge of Stockholders or Statewide based upon their due inquiry with respect to conversations had with and/or writings received from any person having supervisory or managerial responsibility for the operations, environmental and/or financial aspects of the business of Statewide, the subject matter of which materially affects the environmental liabilities, contingent liabilities, compliance with laws or financial affairs or business of Statewide.

     3.28 Survival. These representations and warranties of Stockholders shall survive the Closing.

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

     CWI represents and warrants as follows:


     4.1 Existence and Good Standing. CWI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.


     4.2 Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by Purchaser and CWI and, subject to the due authorization, execution and delivery by Statewide, constitutes a legal, valid and binding obligation of CWI. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment and compliance with the terms and conditions hereof do not (a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to CWI; or (b) conflict with any of the provisions of the Articles of Incorporation or By-Laws of CWI; or (c) conflict with, result in a breach of or constitute a default under any agreement or instrument to which CWI is a party or by which it is bound.


     4.3 Litigation. Except as set forth in Schedule 4.3, annexed hereto, there are no actions, suits, proceedings or investigations pending or, to the knowledge of CWI, threatened in any court or before any governmental agency or instrumentality against, by or affecting CWI or its financial conditions or which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof.

     4.4 No Misleading Statements. The representations and warranties of CWI contained in this Agreement and Schedules annexed hereto and all other documents and information furnished to Stockholders and their representatives pursuant hereto, including, but not limited to, copies of reports required to be filed by CWI with the Securities and Exchange Commission, are materially complete and accurate, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading as of the Closing Date.

5.       COVENANTS OF STOCKHOLDERS

     5.1 Access; Confidential Information. Between the date hereof and the Closing Date, Stockholders will afford to the Officers and authorized representatives of CWI access to the assets, properties, books and records of Statewide, and will furnish CWI with such additional financial and operating data and other information as to the business and properties of Statewide as CWI may from time to time reasonably request. Stockholders will cooperate with CWI and its representatives in the preparation of any documents or other material which may be required by any governmental agency subsequent to the Closing. Stockholders covenant and agree not to disclose to any third persons other than their accountants, bankers or legal counsel any of the terms or provisions of this Agreement prior to or after the Closing Date without the prior written consent of CWI, except as may be required by law or to maintain the rights of Statewide pursuant to its existing liability insurance company contracts.

     5.2 Operations. Between the date hereof and the Closing Date, Stockholders will cause Statewide to:

          (a) Carry on its business in substantially the same manner as it has heretofore;

          (b) Maintain its properties and facilities, including those held under leases in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) Perform all of its material obligations under agreements relating to or affecting its assets, properties, business operations and rights;

          (d) Keep in full force and effect present insurance policies;

          (e) Use its  best  efforts  to  maintain  and  preserve  its  business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with it;

          (f) Advise CWI promptly in writing of any material change in any document, Schedule, or other information delivered pursuant to this Agreement;

          (g) File on a timely basis all of its notices, reports or other filings required to be filed with or reported to any federal, state, municipal or other governmental department, commission, board, bureau, agency or any instrumentality of any of the foregoing wherever located with respect to its continuing business operations;

          (h) Maintain compliance with all Governmental Permits, laws, rules, regulations and consent orders; and

          (i) File on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any Governmental Permit, variance or any other approval required by any governmental authority necessary and/or required for the continuing operation of its business operations, whether or not such approval would expire before or after the Closing Date.

     5.3 No Change. Between the date of this Agreement and the Closing Date, except as otherwise permitted by the prior written consent of CWI, Stockholders will not, with respect to Statewide:

          (a) Make any change in its charter documents or Bylaws;

          (b) Except as provided in Section 3.20 above, declare or pay any dividend or make any distribution in respect of its capital stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any of its shares of capital stock;

          (c) Enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditure, except in the ordinary course of business;

          (d) Except as set forth in Schedule 3.20(e), above, pay, contract or otherwise agree to pay any salary, bonus or other payment of any kind to any Director, Officer, employee or agent, or make or promise to make any bonus payment to any such person;

          (e) Create, assume or otherwise permit the imposition of any mortgage, pledge or other lien or encumbrances upon or grant any options or rights of first refusal with respect to any assets or properties whether now owned or hereafter acquired;

          (f) Sell, assign, lease or otherwise transfer or dispose of any property or equipment other than in the ordinary course of business;

          (g) Merge or consolidate or agree to merge or consolidate with or into any firm, corporation or other entity;

          (h) Waive any material rights or claims;

          (i) Amend or terminate any material agreement or assign any permit, license or other right; or

          (j) Enter into any other transaction outside the ordinary course of Statewide's business or prohibited hereunder.

     5.4 Notice. Promptly upon the occurrence of, or promptly upon Stockholders becoming aware of the impending or threatened occurrence of, any event which would cause any of the representations or warranties of Stockholders contained herein or in any Schedule annexed hereto to become materially inaccurate, Stockholders shall give detailed written notice thereof to CWI and shall discuss with CWI what efforts will be taken by Stockholders to prevent or promptly remedy the same.

     5.5 Exclusivity of Negotiations. Stockholders agree that they will not enter into any arrangements, agreements, negotiations or otherwise communicate with any parties, except for CWI, with respect to (i) any sale or disposition of the assets or stock which are the subject of this Agreement and the other Transaction Documents, or (ii) any merger, reorganization or change in ownership of Statewide.

6.       COVENANTS OF CWI

     6.1 Consents. CWI shall use its best efforts to obtain prior to the Closing all consents, authorizations and approvals required to be obtained by CWI in connection with the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby and thereby.

     6.2 Tax and Other Records. CWI shall cooperate with Stockholders with respect to any personnel or administrative matters involving such Stockholders and with respect to their tax returns and any tax audits, appeals, claims or litigation with respect to such tax returns or the preparation of such tax returns, by making available to Stockholders during normal business hours, such Statewide files, documents, books and records for inspection and copying as may be reasonably requested by such Stockholders and shall cooperate with such Stockholders with respect to retaining information and documents which relate to such tax and personnel or administrative matters.

     6.3 Nondisclosure of Confidential Information. CWI acknowledges that it will have access to valuable confidential information of Statewide, such as customer lists, prices and costs. CWI agrees that, in the event that the transactions contemplated herein are not consummated, it will never use or disclose such confidential information to any person, corporation or other entity for any purpose or reason whatsoever, except as required by law. In the event of a breach or threatened breach by CWI of the provisions of this Section 6.3, Stockholders shall be entitled to an injunction restraining CWI, its Directors, Officers and representatives from disclosing or using, in whole or in part, such confidential information.

7.       INDEMNIFICATION

     7.1 Stockholder Indemnities. Stockholders covenant and agree that, for the period described in Section 15.12 they shall jointly and severally indemnify and hold harmless Purchaser and its Directors, Officers and agents from and after the effective date of this Agreement and Statewide and its Directors, Officers and agents from and after the Closing Date (singularly "Purchaser Indemnitee" and plural, "Purchaser's Indemnitees"), against any and all actions, proceedings, losses, damages, assessments, adjustments, liabilities, claims, deficiencies, fines, penalties, costs, expenses, including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation, (herein collectively referred to as "Purchaser Losses") arising out of or with respect to each of the following:

          (a) All Environmental Claims that arise from (i) conditions or occurrences listed in Schedule 3.23(b); (ii) any matter, activity, omission, event, circumstance, occurrence, Release, threatened Release, or condition that occurred or that was in existence on or before the Closing Date in addition to those conditions or occurrences in Schedule 3.23(b); and (iii) any operations of Statewide on or before the Closing Date;

          (b) Any breach of any representation, warranty or covenant by Statewide or Stockholders;

          (c) Any loss, cost, claim or expense arising from any damage to persons or property caused by any activities undertaken by any environmental consultant designated by Stockholders pursuant to Section 8.1, or any contractors, subcontractors, employees, or agents;

          (d) Any loss, cost, claim or expense arising from the failure of Stockholders to fully comply with ISRA;

          (e) Any federal, state or municipal tax liability of Statewide arising out of any period ended on or before the Closing Date;

          (f) Any material accrued or absolute liability of or claim against Statewide, existing at the Closing Date but which is not disclosed as provided in Section 3.7, above;

          (g) Any claim for payment of fees and/or expenses by a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Stockholders;

          (h) Any misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of Stockholders or Statewide pursuant to the terms of this Agreement or any misrepresentation in or omission from any Schedule, certificate or other instrument or information furnished or to be furnished to Purchaser pursuant to the terms of this Agreement;

          (i)   All   actions,   suits,   proceedings,   demands,   assessments,
     adjustments,  costs and expenses incident to any of the foregoing  matters;
     and

          (j) The provisions of this Section 7.1 shall survive the Closing.

     7.2 Purchaser's Indemnities. CWI covenants and agrees to indemnify and hold harmless Stockholders and their respective agents, heirs, representatives and assigns (the "Stockholders' Indemni tee") from and against any and all losses, damages, assessments, adjustments, liabilities, claims, deficiencies, fines, penalties, costs, expenses, including reasonable attorneys' fees and expenses of investigation, (collectively, the "Stockholder Losses") arising out of or with respect to each of the following:

          (a) Any claim for payment of fees and/or expenses of any broker or finder in connection with the origin, negotiation, execution, or consummation of this Agreement based upon any alleged agreement between the claimant and CWI;

          (b) The operation of the business of Statewide subsequent to the Closing Date;

          (c) Any other misrepresentation, breach of warranty, or non-fulfillment of any agreement or covenant on the part of CWI pursuant to the terms of this Agreement or any misrepresentation in or omission from any Schedule, certificate or other instrument furnished or to be furnished to Stockholders pursuant to the terms of this Agreement;

          (d)   All   actions,   suits,   proceedings,   demands,   assessments,
     adjustments, costs and expenses incident to any matter against which CWI has indemnified Stockholders hereunder; and

          (e) The provisions of this Section 7.2 shall survive the Closing.

     7.3 Notice of Indemnity Claim.

          (a) In the event that any claim ("Claim") is hereafter asserted against any party hereto as to which such party may be entitled to indemnification hereunder, such party (the "Indemnitee") shall notify the party required by the terms of this Agreement to indemnify the Indemnitee (the "Indemnifying Party") in writing thereof (the "Claims Notice") within thirty (30) days after (a) receipt of written notice of commencement of any third party litigation against such Indemnitee, (b) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (c) such Indemnitee becomes aware of the existence of any other event, in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount if known, or estimate, if possible, of the Indemnitee's Losses;

          (b) The Indemnifying Party may elect to defend and/or compromise any Claim, at its or his own expense and by its or his own counsel, who shall be reasonably acceptable to the Indemnitee. Without the written approval of the Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any settlement or compromise of a Claim defended by the Indemnifying Party which would require the Indemnitee to perform or take any action or to refrain from performing or taking any action, including the payment of money.

          (c) If, within thirty (30) days of the Indemnifying Party's receipt of a Claim Notice, the Indemnifying Party shall not have notified the Indemnitee of its election to assume the defense, Indemnitee shall have the right to assume control of the defense of such Claim, and in any event, the non-defending party shall have the right to participate, at its or his own expense, in the defense of the Claim;

          (d) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim;

          (e) The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with this Section shall relieve the Indemnifying Party from the obligation to indemnify under this Section 7.

     7.4 Right of Set-Off. In the event that CWI or its nominee is entitled to indemnification as provided herein or under any other Transaction Documents, CWI or its nominee shall have the right to set off the amount thereof against the amount, if any, which CWI or its nominee shall owe at such time or from time to time thereafter to Stockholders, to Lomac or the shareholders of Recycling, whether arising under this Agreement or any other Transaction Documents.

8.   CONDITIONS PRECEDENT TO OBLIGATIONS OF CWI

     The obligations of CWI hereunder are, at its option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent. In the event that any of the conditions set forth in this Section 8 have not been fulfilled as of the Closing Date, CWI may, at its option, unless such date is extended by CWI, at its sole discretion, elect by written notice to Stockholders to:

          (a) Terminate the Agreement, except that the foregoing shall not be deemed to affect in any way any right of action which CWI may have against Stockholders for breach or non-performance of any representation, warranty, covenant or condition hereunder; or

          (b) Waive any failure on Stockholders' part to satisfy the following conditions precedent.

     8.1  ISRA  and  Regulatory   Compliance

          (a) Prior to Closing, Statewide shall obtain all Governmental Approvals necessary to validly consummate this transaction, including but not limited to any permit, certificate or other document required by USEPA, NJDEP, or any other governmental agency having authority over the subject matter thereof.

          (b) Prior to the Closing, Stockholders, at their sole cost and expense, shall either (i) obtain a letter of non-applicability ("LNA") for this transaction from NJDEP as such term is defined in N.J.A.C. 7:26B-1.3 and any amendments thereto, (ii) obtain a "Negative Declaration" or a "No Further Action Letter" from NJDEP as such terms are defined in N.J.S.A. 13:1K-8 and any amendments thereto, or (iii) apply for, obtain, and enter into a "Remediation Agreement" pursuant to N.J.S.A. 13:1K-9E, as such term is defined in N.J.A.C. 7:26B-1.3 and any amendments thereto to allow this transaction to go forward prior to Stockholder's final and complete compliance with the provisions of ISRA.

          (c) In the event Stockholders enter into a Remediation Agreement with NJDEP pursuant to (iii) above, they shall obtain and maintain a remediation funding source in form and amount acceptable to NJDEP pursuant to N.J.S.A. 58:10B-3. The estimated cost of such work shall be withheld from the proceeds payable to Stockholders at the Closing and shall be deposited with Lowenstein, Sandler, Kohl, Fisher & Boylan, P.C. to be held in escrow until all such work has been completed and final approval has been obtained from NJDEP. Within 30 days after the Closing, Statewide's Stockholders shall designate and hire an environmental consultant acceptable to CWI to perform all acts necessary in connection with the Remediation Agreement and obtain full compliance with ISRA and other requirements of Environmental Laws required by the NJDEP arising from the ISRA case resulting from this transaction, including but not limited to implementation of any investigation, monitoring or remedial efforts required by NJDEP. All workers and contractors employed by Stockholders shall be covered by adequate worker's compensation and liability insurance naming CWI as an additional insured. At the request of CWI, all such contractors shall furnish certificates of insurance confirming that the required coverage is then in effect. Statewide's Stockholders shall ensure that their designated consultant diligently and expeditiously pursues and obtains full ISRA compliance. All ISRA compliance activities shall be undertaken with advance notice in a manner that does not materially disrupt or unreasonably interfere with the ongoing operations of Statewide or Recycling, or with any current or planned construction activity at the Property;

          (d) Prior to the Closing, if a lien shall be filed against the Property pursuant to any Environmental Law, Statewide shall, at Purchaser's sole option, immediately either (i) pay the claim and remove the lien from the Real Property, or (ii) furnish security reasonably satisfactory to the Purchaser in an amount sufficient to discharge the claim out of which the lien arises; and

          (e) The provisions of this Section 8.1 shall survive the Closing.

     8.2 Accuracy of Representations; Performance of Covenants. The representations and warranties of Statewide and Stockholders contained herein shall be accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; each and all of the agreements of Stockholders and Statewide to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed; and each Stockholder shall have delivered to CWI a certificate dated the Closing Date and signed by him to all such effects.

     8.3 Closing Deliveries. CWI shall have received from Statewide and Stockholders all consideration, agreements and documents set forth in Section
2.2 hereof, in form and substance acceptable to CWI and its counsel.

     8.4 Governmental Consents; No Litigation. Prior to the Closing, Stockholders shall use their best efforts and give their fullest cooperation to CWI in order to obtain all necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated in this Agreement including, without limitation, all state, local and municipal permits. All required approvals from NJDEP and other governmental regulatory agencies with respect to the transactions contemplated by this Agreement shall have been received by CWI.

     8.5 No Material Adverse Change. No material adverse change in the results of operations, financial condition or business of Statewide as of the Closing Date, shall have occurred, and Statewide shall not have suffered any material loss or damage to any of its material properties or assets, whether or not covered by insurance, since the date hereof, which change, loss or damage materially affects or impairs the ability of Statewide to conduct its business and CWI shall have received a certificate signed by Stockholders dated the Closing Date to such effect.

     8.6 Liabilities. Stockholders shall have delivered to CWI an accurate list,
Schedule 8.6, annexed hereto, as of the Closing Date, showing all fixed and uncontested liabilities and, to Stockholder's knowledge, contingent liabilities of Statewide, arising since the Current Balance Sheet. All liabilities listed on
Schedule 8.6 shall be described in the same fashion as required in Schedule 3.6 pursuant to the provisions of Section 3.6, above.

     8.7 Material Contracts. Stockholders shall have delivered to CWI an accurate list, together with copies thereof, Schedule 8.7 annexed heretoSchedule
8.7 annexed hereto, as of the Closing Date, showing all material contracts and agreements entered into by Statewide since the date of Schedule 3.13.

     8.8 Resignations. Stockholders shall have delivered to CWI the resignations effective as of the Closing Date of all Officers and Directors of Statewide.

     8.9 Releases. Stockholders shall have delivered to CWI an instrument dated the Closing Date releasing Statewide and CWI from any and all claims of Stockholders against Statewide, except those obligations arising under this Agreement or any other Transaction Documents.

     8.10 Certificate of Good Standing. Stockholders shall have delivered to CWI a certificate, dated as of a recent date, duly issued by the State of New Jersey that Statewide is in good standing and authorized to do business in the State of New Jersey.

     8.11 Necessary Filings. Except as disclosed on Schedule 3.16, all reports, notices and forms with respect to Statewide's benefit plans listed in 3.16 required to be filed with the Internal Revenue Service, PBGC, the Department of Labor, and any other person (including, but not limited to, the trustee, the participants and the beneficiaries) shall have been filed or delivered with copies delivered to CWI.

     8.12 Liens. Stockholders shall have delivered to CWI Uniform Commercial Code UCC-3 termination statements and such other instrument as are necessary and in form satisfactory to counsel for CWI, showing that there are no security interests, judgments, taxes, other liens or encumbrances outstanding against Statewide or any of its assets other than those disclosed in Schedules 3.25 and 3.26.

     8.13 Due Diligence. CWI shall have completed its due diligence investigations of Statewide, Recycling and Lomac and their respective business operations, including, but not limited to, an environmental audit, and, shall have been satisfied with the results thereof in its sole judgment, including, without limitation, being satisfied that Statewide's environmental practices and procedures are in compliance with all applicable Federal, state and local laws, regulations and regulatory interpretations governing the operation of Statewide's business, and that there are no material, actual or probable violations, compliance deficiencies, required capital expenditures or other substantive environmental concerns.

     8.14 Simultaneous Closings. Stockholders, Lomac and the stockholders of Recycling shall have satisfied all conditions to closing under the Transaction Documents in connection with the acquisition transactions involving Statewide, Recycling and Lomac.

     8.15 Assignment of Recycling and Lomac Purchase Options. Stockholders Kirchofer and Lemmo shall have assigned their options to purchase a majority interest in Recycling and in Lomac, each at fair market value, as established by mutual agreement of the parties hereto.

     8.16 Transitional Management. The principals and employees of Statewide, being those individuals listed on Schedule 8.16(a) annexed hereto, shall each have entered into a letter agreement in substantially the form annexed hereto as
Schedule 8.16(b) (the "Transition Management Agreement") by which they agree to dedicate at no expense to Statewide a minimum of twenty (20) hours per week for sixty (60) days following the Closing Date, in order to effect a smooth transition in the management of Statewide.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS

     The obligations of Stockholders hereunder are, at their option, subject to the following conditions precedent. Upon closing of this Agreement, all conditions not satisfied are deemed to be waived by Stockholders. In the event that any of the conditions set forth in this Section 9 have not been fulfilled as of the Closing Date, Stockholders may, at their option, unless such date is extended by Stockholders at their sole discretion, elect by written notice to CWI to:

          (a) Terminate this Agreement, except that the foregoing shall not be deemed to affect in any way any right of action which Stockholders may have against CWI for breach of any representation, warranty, covenant or condition hereunder; or (b) waive any failure on CWI's part to satisfy the foregoing conditions precedent.

     9.1 Accuracy of Representations. The representations and warranties of CWI contained herein shall be accurate in all material respects as of the Closing Date as though such represen tations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by CWI on or before the Closing Date shall have been duly complied with and performed; and a certificate to the foregoing effect dated the Closing Date and signed by the President, the Chairman of the Board or any Senior Vice President or by a duly authorized representative of CWI shall
have  been   delivered  to   Stockholders.

     9.2 Closing Deliveries. Stockholders shall have received from CWI all consideration, agreements and documents set forth in Section 2.2 hereof, in form and substance acceptable to Stockholders and their counsel.

10.      JOINT COVENANTS OF CWI AND STOCKHOLDERS

     10.1 Delivery of U.C.C. Search Documents. Prior to the Closing Date, Stockholders shall deliver to CWI, all of the documents referred to in Section 8.12.

     10.2 Diligence Towards Closing. Stockholders and CWI covenant and agree from and after the date hereof not to hinder in any way or unreasonably delay the Closing of the transactions contemplated by this Agreement. Neither Stockholders nor CWI shall take any action that would cause the respective conditions precedent and the other party's obligation to close the transaction contemplated by this Agreement, not to be fulfilled, including, without limitation taking or causing to be taken any action that would cause their or its representations to be untrue or incorrect at the Closing Date. Furthermore, from the date hereof until the Closing Date, each party hereto shall cause its representations and warranties contained herein to be and remain true and correct.

     10.3 Notice of Untrue or Inaccurate Representations. Prior to the Closing Date, Stockholders and CWI will promptly give written notice to the other upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, or would be likely to cause or constitute, any of such party's representations or warranties being or becoming untrue or inaccurate.

     10.4 Post-Closing Covenants. Subsequent to the Closing, Stockholders shall use their best efforts and give their fullest cooperation to CWI and Statewide in order to obtain all necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated in this Agreement including, without limitation, all state, local and municipal permits.

11.      TERMINATION OF AGREEMENT

     Notwithstanding the good faith obligations of the parties to satisfy all of the conditions to Closing set forth in Sections 8 and 9 herein, this Agreement may be terminated in accordance with the following provisions:

     11.1 Mutual Consent. The parties hereto may terminate this Agreement at or at any time prior to the Closing by their mutual consent.

     11.2 Failure to Fulfill Respective Conditions. CWI may terminate this Agreement at the Closing if any of the CWI's Conditions to Closing set forth in
Section 8 hereof shall not have been satisfied. Stockholders may terminate this Agreement at the Closing if any of Stockholders' Conditions to Closing set forth in Section 9 hereof shall not have been satisfied.

     11.3 Misrepresentation. CWI may terminate this Agreement at or at any time prior to the Closing Date if any of Stockholders' representations or warranties, made herein, are, or become, untrue. Stockholders may terminate this Agreement at or at any time prior to the Closing Date if any of CWI's representations or warranties, made herein, are, or become, untrue.

     11.4 Notice and Effect of Termination. Any termination of this Agreement in accordance with the foregoing provisions shall become effective upon the giving of written notice of such termination by the terminating party to the other parties hereto. Upon such termination, the transactions contemplated herein shall forthwith be abandoned and all continuing obligations and liabilities of the parties under or in connection with this Agreement, except those set forth in Section 6.3 hereof, shall be terminated and of no further force or effect; provided, however, that nothing herein shall relieve any party from liability for any misrepresentation, breach of warranty or breach of covenant con tained in this Agreement prior to such termination, except that it is understood and agreed that the damages of Stockholders and Statewide are limited to the receipt by Lomac of any deposit monies and any interest earned thereon to which Lomac may be entitled under the agreement of sale between Lomac and CWI or its nominee Karat Corp. and as more fully set forth in that certain escrow agreement dated April 11, 1996 (the "Escrow Agreement") involving Recycling, Statewide, Lomac, Stockholders, CWI, Karat Corp., Harvey R. Poe, Esq., and other parties. Forthwith upon termination of this Agreement, Statewide and CWI shall each destroy or return all documents of any description received by it or them, regardless of whether such documents have been marked as confidential and the appropriate party shall be entitled to the return of the deposit pursuant to the terms of the Escrow Agreement.

12.      COMPLIANCE WITH REQUIREMENTS OF SECURITIES LAWS

     12.1 Unregistered Stock. Stockholders recognize that the CWI Stock issued to them is, at the time of delivery, not being registered of under the Securities Act of 1933, as amended (the "Act") in reliance upon an exemption from registration under the Act, which is predicated, in part, on the representations and agreements of Stockholders hereinafter set forth. Stockholders represent and warrant to CWI that each (a) is an "accredited investor" as defined in rule 501(a) under the 1933 Act, and (b) the CWI Stock to be issued and delivered to each of them pursuant to this Agreement is being acquired solely for their own account for investment and not with a view to, or for offer or resale in connection with a distribution thereof within the meaning of the Act. Each Stockholder understands that the effect of such representation and warranty is that the CWI Stock must be held indefinitely until subsequently registered under the Act or an exemption from such registration is available at the time for any proposed sale or other transfer thereof. Each Stockholder is familiar with the provisions of Rule 144 issued by the SEC under the Act and has been advised further of the applicable limitations upon the resale of the CWI Stock. Each Stockholder represents that he has consulted with his counsel in regard to the Act and Rule 144 and is fully familiar with the circumstances under which he is required to hold the CWI Stock and the limitations upon the transfer or other disposition thereof. Each Stockholder acknowledges that CWI is relying upon the truth and accuracy of the foregoing representations and warranties in issuing the CWI Stock. Each Stockholder herewith agrees to indemnify and hold CWI harmless and to pay any and all reasonable attorneys' fees incurred by CWI as a result of any sale, transfer or other disposition by such Stockholder of all or any part of the CWI Stock in violation of the Act.

     12.2 Restrictive Legend. Each Stockholder represents and warrants that none of the shares of the CWI Stock issued to him will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and applicable SEC rules and regulations. The CWI Stock issued hereunder shall bear the following legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT UPON SUCH REGISTRATION OR UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER."

     12.3 Stockholders' Representations and Warranties. As of the date of this Agreement, each Stockholder hereby makes the following representations and warranties to and for the benefit of CWI with respect to his receipt of the CWI
Stock:

          (a) That Stockholder has been provided with a copy of CWI's Prospectus dated October 3, 1995, CWI's latest 10-K and last 3 10-Q disclosure statements and 1995 Proxy Statement, as well as CWI's Annual Report for the period ended December 31, 1994, and has been provided as much time and opportunity as he or she deemed appropriate to review and study such documents and to consult with CWI regarding the merits and risks of the transactions contemplated by this Agreement;

          (b) That Stockholders have had adequate opportunity to ask questions and receive answers from the Officers of CWI concerning any and all matters pertaining to the transactions referred to in the documents referred to in
     (a) above which he deemed appropriate, including, without limitation, the background and experience of such officers and Board of Directors of CWI and the current conduct and status of and prospects for CWI's business;

          (c) That Stockholders have in fact asked CWI's Officers any and all questions of the nature described in (b) above which he or she has desired to ask, and all such questions have been answered to the satisfaction of such Stockholder;

          (d) That each Stockholder is the true party in interest, and each Stockholder is not acquiring any of the CWI Stock for the benefit of any other person or entity;

          (e) That each Stockholder has such knowledge and experience in financial and business matters and investments in general that he is capable of evaluating the merits and risks of the ownership of the CWI Stock, or, in the alternative, has sought and obtained the advice and counsel of a qualified investment advisor, in which event Stockholder shall have annexed hereto at Closing the certificate of such investment advisor in form and substance reasonably satisfactory to CWI and its counsel; and

          (f) That Stockholders understand that the CWI Stock each will receive cannot be readily sold without compliance with applicable state and federal securities laws or the terms of this Agreement. However, CWI shall deliver to Stockholders on the Closing Date the Registration Rights Agreement, annexed hereto on the Closing Date as Schedule 12.3(f)Schedule 12.3(f), which agreement shall obligate CWI to register the CWI Stock within ninety
     (90) days of the Closing Date.

13.      POST-CLOSING COVENANTS OF STOCKHOLDERS AND CWI

     13.1 Restrictive Covenants. Stockholders acknowledge that the agreements and covenants contained in this Section 13 are essential to protect the business interests and goodwill of CWI. In order to induce CWI to enter into the transactions contemplated hereby and provided CWI is not in default hereunder, Stockholders covenant and agree that for a period commencing on the Closing Date and terminating five (5) years thereafter (the "Restricted Period"), no Stockholder shall, anywhere within the a 150 mile radius of South Plainfield, New Jersey, directly or indirectly:

          (a) Engage in the operation of a solid waste hauling business, a disposal, landfilling or waste transfer business or facility, a recycling business or facility or composting business or facility;

          (b) Enter the employ of, or render any personal services to, or receive remuneration in the form of salary, commissions or otherwise, from any business or facility engaged in such activities; or

          (c) Receive or purchase a financial interest in any such business or facility in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, member, officer, director, principal, agent or trustee; provided, however, that Stockholders may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ provided such Stockholder is not a controlling person of, or a member of a group which controls, such business and further provided that Stockholders do not, directly or indirectly, own five per cent (5%) or more of any class of securities of such business.

     13.2 Rights and  Remedies  Upon Breach.  If any  Stockholder  breaches,  or threatens to commit a breach of, any of the provisions of this Section 13.1 above (the "Restrictive Covenants"), CWI shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to non-breaching party at law or in equity:

          (a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to non-breaching party and that money damages would not provide an adequate remedy to non-breaching party. Accordingly, in addition to any other rights or remedies, non-breaching party shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain each Stockholder from any violation thereof;

          (b) Accounting. The right and remedy to require each Stockholder to account for and pay over to the non-breaching party, as the case may be, all profits or other benefits derived or received by such Stockholder as the result of any transactions constituting a breach of the Restrictive Covenants;

          (c) Severability of Covenants. Each Stockholder acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions;

          (d) Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced;

          (e) Enforceability in Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the non-breaching party's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

14.      POST-CLOSING COVENANTS OF PURCHASER

     14.1 Tax and Other Records. After the Closing Purchaser shall cooperate with Stockholders with respect to any matters involving Stockholders arising out of his or her ownership of Statewide prior to the Closing, including matters relating to tax returns and any tax audits, appeals, claims or litigation with respect to such tax returns or the preparation of such tax returns. In connection therewith, Purchaser shall make available to Stockholders such Statewide files, documents, books and records for inspection and copying as may be reasonably requested by Stockholders and shall cooperate with Stockholders with respect to retaining information and documents which relate to such matters.

     14.2 Continuing Liability for Obligations to Stockholders. In the event that Purchaser sells, transfers, conveys, assigns or otherwise disposes of Statewide, the operations of the business or substantially all of its assets prior to the expiration of all periods during which Stockholders are entitled to receive consideration hereunder, the terms of any such transfer shall require the purchaser or transferee to assume and perform all obligations to Stockholders contained in this Agreement, but Purchaser and CWI will remain fully liable for the performance of all such obligations.

     14.3 Compliance with all Consent Orders and Closure Agreements. After the Closing, Purchaser shall be bound by, and shall cause Statewide to comply with all applicable Consent Orders and Closure Agreements.

     14.4 Mutual Cooperation. Subsequent to the Closing, the parties shall each use their best efforts and give their fullest cooperation in order to obtain all necessary consents of and filings with any Governmental Authority or agency relating to the consummation of the transactions contemplated in this Agreement including, without limitation, all state, local and municipal permits.

15.      GENERAL

     15.1  Additional  Conveyances.  Following  the  Closing,  Stockholders  and
Purchaser shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as Purchaser may reasonably request for the purpose of carrying out this Agree ment and the other Transaction Documents. Stockholders will cooperate with Purchaser and/or Statewide on and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the date of this Agreement.

     15.2 Assignment. This Agreement may not be assigned by either Purchaser or Stockholders (except by operation of law) and this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, successors and assigns.

     15.3 Public Announcements. Except as required by law, no party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other parties hereto. Purchaser agrees to consult with Stockholders in advance regarding any required public announcement.

     15.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     15.5 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or three days following deposit in the U.S. mail or one business day following deposit with an air courier service:

     If to Stockholders:       In Care of
                               Harvey R. Poe
                               Poe & Freireich, PA
                               256 Columbia Turnpike
                               Florham Park, New Jersey 07932

     With a copy to:           Harvey R. Poe
                               Poe & Freireich, PA
                               256 Columbia Turnpike
                               Florham Park, New Jersey 07932

     If to Purchaser:          c/o General Counsel
                               Continental Waste Industries, Inc.
                               67 Walnut Avenue - Suite 103
                               Clark, NJ  07066

     15.6 Applicable Law. This Agreement shall be construed in accordance with the laws of New Jersey without regard to its conflicts of laws provisions.

     15.7 Payment of Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder.

     15.8  Incorporation  by  Reference.   All  Schedules  attached  hereto  are
incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

     15.9 Captions.  The captions in this Agreement are for convenience only and
shall  not  be  considered  a  part  hereof  or  affect  the   construction   or
interpretation of any provisions of this Agreement.

     15.10 Number and Gender of Words. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

     15.11 Entire Agreement. This Agreement (including the schedules, annexes and Schedules hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between Stockholders and Purchaser and supersedes any prior agreement and understanding relating to the subject matter of this Agreement, including, without limitation, that certain letter of intent dated February 9, 1996, by and among Stockholders and CWI. This Agreement may be modified or amended only by a written instrument executed by Stockholders and Purchaser acting through their duly authorized representatives. The indemnification and hold harmless provisions contained in this Agreement are in addition to, and not in limitation of, any indemnification or hold harmless provisions in any other Transaction Documents.

     15.12 Survival of Representations. The representations and warranties of the parties contained in this Agreement and in any Certificate or Schedule delivered pursuant hereto (the "Representations and Warranties") and the liability of the party making such representation and warranty for breaches thereof shall survive the consummation of the transactions contemplated hereby for the duration of applicable statutes of limitations, provided that such time periods shall be extended with respect to any litigation commenced by CWI or any subsidiary of affiliate of CWI or by Stockholders, within such time limits until the resolution of such litigation, to recover indemnity therefor.

     15.13 Effective Date. This Agreement shall be effective on the earliest date on which this Agreement has been duly executed by the parties hereto and each of the Lomac Agreement of Sale and the Recycling Acquisition Agreement has been duly executed by the parties thereto.

     15.14 Predecessors. For purposes of this Agreement, Statewide shall be deemed to include predecessors including Mountainside Disposal Company, Inc., a New Jersey corporation; Bar- Ela, Inc., a New Jersey corporation, sometimes trading as Monarch Disposal; American Recycling, a New Jersey general partnership; and Edison Disposal Co., Inc., a New Jersey corporation, Maurice Kirchofer sometimes trading as Reese Disposal Service; and P. Scalamoni, Inc.

                           COUNTERPART SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons thereunto duly authorized as of the date first above written.


ATTEST:                                   CONTINENTAL WASTE INDUSTRIES, INC.

/s/ Jeffrey E. Levine                      BY: /s/ Carlos E. Aguero
                                             Carlos E. Aguero

ATTEST:                                STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                                        BY: /s/ Maurice Kirchofer
Harvey R. Poe                                  Maurice Kirchofer

WITNESS:

/s/Harvey R. Poe                           /s/ Mary Lemmo
                                        Mary Lemmo, Stockholder

/s/Harvey R. Poe                           /s/ Nicholas Lemmo
                                        Nicholas Lemmo, Stockholder

                                           /s/ Maurice Kirchofer
/s/Harvey R. Poe                        Maurice Kirchofer, Stockholder


/s/Harvey R. Poe                           /s/ Don J. Lotano
                                        Don J. Lotano, Stockholder

/s/Harvey R. Poe                           /s/ Frank J. Lotano
                                        Frank J. Lotano, Stockholder

/s/Harvey R. Poe                           /s/ Arline Lotano
                                        Arline Lotano, Stockholder

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                                LIST OF SCHEDULES

Schedule 1.1............................................1
Schedules 2.2(f)........................................4
Schedule 2.2(o)(ii).....................................5
Schedule 3.2............................................7
Schedule 3.6............................................8
Schedule 3.8............................................9
Schedule 3.20 annexed hereto............................9
Schedule 3.9(a).........................................9
Schedule 3.9(c) annexed hereto.........................10
Schedule 3.11..........................................11
Schedule 3.13..........................................12
Schedule 3.14..........................................12
Schedule 3.15..........................................13
Schedule 3.16..........................................13
Schedule 3.17..........................................14
Schedule 3.18..........................................14
Schedule 3.19 annexed hereto,..........................14
Schedule 3.20(e), annex................................15
Schedule 3.21 annexed hereto...........................16
Schedule 3.22..........................................16
Schedule 4.3...........................................23
Schedule 8.5...........................................33
Schedule 8.7 annexed hereto............................33
Schedule 8.16(a).......................................34
Schedule 8.16(b).......................................34
Schedule 12.3(f).......................................39